Exhibit 99.1

Recursion Announces $150 Million Private Placement to New and Existing Investors, led by Kinnevik AB

SALT LAKE CITY, October 25, 2022 — Recursion (NASDAQ: RXRX), the clinical-stage biotechnology company industrializing drug discovery by decoding biology, announced today that it has entered into a stock purchase agreement for the sale of an aggregate of approximately 15.3 million shares of its Class A common stock in a private placement, led by Kinnevik AB, with participation by Baillie Gifford, Mubadala Investment Company, Laurion Capital Management, Invus, and Platinum Asset Management. The price per share of $9.80 reflects an approximate 7% discount to the volume weighted average share price of Recursion’s Class A common stock over the five trading days ended on October 24, 2022.

Gross proceeds of the private placement are expected to be approximately $150 million, led by Kinnevik with a $75 million investment, before deducting placement agent fees and other expenses payable by Recursion. Morgan Stanley is acting as lead placement agent for the private placement. Berenberg, KeyBanc Capital Markets and Needham & Company are acting as co-placement agents for the private placement.

Recursion currently intends to use the net proceeds from this private placement, together with existing cash and cash equivalents, for general corporate purposes, which may include strategic investments in advancing of existing clinical and preclinical programs, including Recursion’s new clinical program in AXIN1/APC mutant cancers with an initial focus in hepatocellular carcinoma and ovarian cancer for which a Phase 2 trial is being planned, digital chemistry technologies, automated chemical microsynthesis technologies, industrialized validation and translation, and scientific and technical personnel as well as runway extension and other purposes.

“We are proud to be supported by this esteemed group of new and existing investors, and delighted to welcome Kinnevik, who have joined us in our mission as company-building thought partners,” said Christopher Gibson, Ph.D., co-founder and Chief Executive Officer of Recursion. “This investment shows conviction in our approach as a leader within technology-enabled drug discovery across our pipeline, partnerships, and massive relatable datasets which ultimately enables us to create a more efficient path to new and better medicines.”

Natalie Tydeman, Senior Investment Director at Kinnevik commented: “Recursion’s mission to decode biology to radically improve lives fits squarely into Kinnevik’s strategy of backing challengers that leverage disruptive technology to upend whole industries, and builds on Kinnevik’s successful track record of healthcare investing. We look forward to being long-term partners to Recursion’s visionary and ambitious management team on its journey to advance the future of medicine.”

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state’s securities laws, and are being issued and sold pursuant to an exemption from registration provided for under the

Securities Act. The securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Recursion has agreed to file a registration statement (or a prospectus supplement to an effective registration statement on Form S-3ASR) with the Securities and Exchange Commission (“SEC”) registering the resale of the shares of its Class A common stock issued and sold in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Recursion

Recursion is the clinical-stage biotechnology company industrializing drug discovery by decoding biology. Enabling its mission is the RecursionOS, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset a collection of trillions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

Recursion is headquartered in Salt Lake City, where it is a founding member of BioHive, the collective leading the life science industry in Utah. Recursion also has offices in Toronto, Montreal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact

Media@Recursion.com

Investor Contact

Investor@Recursion.com

Forward-Looking Statements

This press release contains information that includes or is based upon “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, including, without limitation, those regarding the closing of the private placement, registration of the shares of Class A common stock being issued and sold in the private placement, Recursion’s use of the proceeds from the private placement, Recursion’s preclinical and clinical programs, and all other statements that are not statements of historical facts. Forward-looking statements may or may not include identifying words such as “intend,” “may,” “expect,” “plan,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the SEC, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K. All forward-looking statements are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.